UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2013

ZAZA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2850 Houston, Texas		77010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 595-1900

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On March 21, 2013, we entered into a Joint Exploration and Development Agreement with EOG Resources, Inc. (our “counterparty”), for the joint development of certain of our Eaglebine properties located in Walker, Grimes, Madison, Trinity, and Montgomery Counties, Texas (“Agreement”).  Under this Agreement, we and our counterparty will jointly develop up to approximately 100,000 gross acres (approximately 73,000 net acres) that ZaZa currently owns in the Eaglebine trend in these counties.  Our counterparty will act as the operator and will pay us certain cash amounts and will pay the drilling and completion costs of certain specified wells and a portion of our share of any additional seismic or well costs in order to earn their interest in these properties.  Generally, ZaZa will retain a 25% working interest and our counterparty will earn a 75% working interest in the acreage, subject to the Agreement, that is currently 100% owned by ZaZa.  ZaZa will retain a 25% working interest, our counterparty will earn a 50% working interest, and Range Texas Production, LLC (“Range”), a subsidiary of Range Resources Corporation, will retain a 25% working interest in the acreage, subject to the Agreement, that is currently owned 75% by ZaZa and 25% by Range, subject to the terms of our agreement with Range.  This joint development will be divided into the following three phases.

PHASE I

In the first phase, we will transfer 20,000 net acres, approximately 15,000 of which will come from our joint venture with Range, to our counterparty in exchange for a cash payment by our counterparty to us of $10 million and an obligation of our counterparty to drill and pay 100% of the drilling and completion costs of three wells.  The second of these three wells to be drilled will be the substitute well that we are required to drill pursuant to our agreement with Range described above.  Drilling operations on the third well in the first phase of joint development with our counterparty must be commenced by our counterparty before December 31, 2013.

PHASE II

Within 60 days of completion of the third well under the first phase, our counterparty will have the option to elect to go forward with the second phase of the joint development.  If they so elect, we will transfer an additional 20,000 net acres to our counterparty in exchange for a cash payment of $20 million, an obligation of our counterparty to drill and pay 100% of the drilling and completion costs of an additional three wells, and an obligation of our counterparty to pay for up to $1.25 million of ZaZa’s share of additional costs for seismic or well costs.

PHASE III

Within 60 days of completion of the second phase, our counterparty will have the option to elect to go forward with the third phase of the joint development.  If they so elect, we will transfer an additional 15,000 net acres to our counterparty in exchange for a cash payment of $20 million, an obligation of our counterparty to drill and pay 100% of the drilling and completion costs of an additional three wells, and an obligation of our counterparty to pay for up to $1.25 million of ZaZa’s share of additional costs for seismic or well costs.

The Joint Exploration and Development Agreement contains customary representations and warranties and covenants of the parties.

Item 7.01     Regulation FD Disclosure

On March 25, 2013, the Company issued a press release announcing its entry into the Joint Exploration and Development Agreement.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Section 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing.

Item 9.01    Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated March 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAZA ENERGY CORPORATION

Date: March 25, 2013	By:	/s/ TODD A. BROOKS
	Name:	Todd A. Brooks
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 25, 2013